EMPLOYMENT AGREEMENT

AGREEMENT dated as of the 15th day of January, 2008, by and among China Display Technologies, Inc., a Delaware corporation with its principal office at 12A Block, Xinhe Road, No. 3 Xinqiao, Industrial Zone, Shajing District, Baoan Town, Shenzhen, China 150090 (the “Company”), and Yip Kam Ming, an individual residing at Flat H, 11/F., Cotton Tree Court, New Town Plaza, Phase III, Shatin, Hong Kong (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to engage Executive to serve at its chief financial officer on and subject to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1. Employment and Duties.

(a) Subject to the terms and conditions hereinafter set forth, the Company hereby employs Executive as chief financial officer, during the Term, as hereinafter defined. As chief financial officer of the Company, Executive shall have the duties and responsibilities associated with the chief financial officer of a public corporation. Executive shall report to the Company’s chief executive officer. Executive shall also perform such other duties and responsibilities as may be determined by the Company’s board of directors (the “Board”), as long as such duties and responsibilities are consistent with those of the Company’s chief financial officer.

(b) The “Probation Term” shall mean the period commencing on January 15, 2008 and ending on April 14, 2008. The “Term” shall mean the period commencing on April 15, 2008 and continuing thereafter until terminated pursuant to Section 5 of this Agreement.

2. Executive’s Performance. Executive hereby accepts the employment contemplated by this Agreement. During the Term, Executive shall perform his duties diligently, in good faith and in a manner consistent with the best interests of the Company, and shall devote substantially all of his business time to the performance of his duties under this Agreement. In the course of his employment, Executive shall comply with all policies, including Codes of Ethics, that are applicable to the Company’s officers in general and chief financial and accounting officers, in particular.

3. Compensation and Other Benefits.

(a) For his services during the Probation Term and during the Term, the Company shall pay Executive a salary (“Salary”) at the monthly rate of sixty five thousand Hong Kong dollars (HK$65,000). Salary payments shall be payable monthly in arrears in accordance with the Company’s policy on executive compensation.

(b) Executive shall not be entitled to any fringe benefits during the Probation Term. During the Term, Executive shall receive, in addition to Salary, the following benefits:

(i) An annual bonus equal to one month’s salary, payable in December of each year, based on the monthly salary in effect on November 30 of the year.

(ii) Such benefits as are available to Company employees.

(iii) Ten days paid sick leave annually. If such sick leave exceeds two days in any one month, the Executive must provide a physician’s certificate describing the reasons for the sick leave, which the Company may in its sole discretion approve or disapprove.

(iv) Twenty days paid leave annually. Such paid leave may not be carried over or be exchanged for cash. Executive shall schedule his leave in a manner consistent with his duties as chief financial officer, including his services required in connection with the Company’s filings with the United States Securities and Exchange Commission, and the Company’s vacation policy.

(v) Eligibility to participate in any employee stock option plan or other equity participation plans that are available to employees of the Company, it being understood that the grant of options or other equity-based incentives is in the discretion of the compensation committee of the board of directors.

(c) During the Term, Executive shall be eligible for such bonuses payments and increases in Salary as shall be determined by the Compensation Committee in its sole discretion.

(d) The Company shall grant to Executive 50,000 shares (the “Grant”) per year during the Term. The initial Grant shall vest in nine equal monthly installments, commencing April 15, 2008 through and including January 15, 2009. The Company shall make an additional 50,000 share Grant of the commencement of the Term, provided that Executive shall be employed by the Company as chief financial officer on that date. Executive shall be eligible for additional annual Grants of 50,000 shares, in the discretion of the Compensation Committee. The terms of the Grants shall be set forth in the Instrument of Grant from the Company to the Executive. If this Agreement is terminated pursuant to Section 5, any nonvested Shares shall be automatically forfeited to the Company unless the Company otherwise notifies the Executive. Upon notice from the Company of such forfeiture, the Executive shall immediately return to the Company any stock certificate that evidences non-vested Shares and shall execute and all such documents and instruments to all the Company to reacquire the forfeited Shares. The certificates for these shares shall include an appropriate legend referring to the forfeiture provisions of the Grant.

4. Reimbursement of Expenses. The Company shall reimburse Executive, upon presentation of proper expense statements, for all authorized, ordinary and necessary out-of-pocket expenses reasonably incurred by Executive during the Term in connection with the performance of his services pursuant to this Agreement in accordance with the Company’s expense reimbursement policy.

5. Termination of Employment

(a) During the Probation Term, this Agreement and Executive’s Employment, may be terminated by the Company or Executive for any reason and without any prior notice. No severance pay shall be payable to Executive for termination during the Probation Term.

(b) During the Term, this Agreement and Executive’s employment pursuant to this Agreement may be terminated by the Executive or the Company on not less than 30 days’ written notice, provided that the Company may elect to terminate this Agreement and the Executive’s employment pursuant to this Agreement forthwith upon payment to the Executive one month’s Salary.

6. Trade Secrets and Proprietary Information.

(a) Executive recognizes and acknowledges that the Company, through the expenditure of considerable time and money, has developed and will continue to develop in the future confidential information. “Confidential information” shall mean all information of a proprietary or confidential nature relating to Covered Persons, including, but not limited to, such Covered Person’s trade secrets or proprietary information, confidential know-how, and marketing, services, products, business, research and development activities, inventions and discoveries, whether or not patentable, and information concerning such Covered Person’s services, business, customer or client lists, proposed services, marketing strategy, pricing policies and the requirements of its clients and relationships with its lenders, suppliers, licensors, licensees and others with which a Covered Person has a business relationship, financial or other data, technical data or any other confidential or proprietary information possessed, owned or used by the Company, the disclosure of which could or does have a material adverse effect on the Company, its businesses, any business in which it proposes to engage. Executive agrees that he will not at any time use or disclose to any person any confidential information relating to Company; provided, however, that nothing in this Section 6(a) shall be construed to prohibit Executive from using or disclosing such information if he can demonstrate that such information (i) became public knowledge other than by or as a result of disclosure by a person not having a right to make such disclosure or (ii) was disclosure that was authorized by the Company. The term “Covered Person” shall include the Company, any subsidiaries and affiliates and any other person who provides information to the Company pursuant to a secrecy or non-disclosure agreement.

(b) In the event that any confidential information is required to be produced by Executive pursuant to legal process (including judicial process or governmental administrative subpoena), Executive shall give the Company notice of such legal process within a reasonable time, but not later than ten business days prior to the date such disclosure is to be made, unless Executive has received less notice, in which event Executive shall immediately notify the Company. The Company shall have the right to object to any such disclosure, and if the Company objects (at the Company’s cost and expense) in a timely manner so that Executive is not subject to penalties for failure to make such disclosure, Executive shall not make any disclosure until there has been a court determination on the Company’s objections. If disclosure is required by a court order, final beyond right of review, or if the Company does not object to the disclosure, Executive shall make disclosure only to the extent that disclosure is required by the court order, and Executive will exercise reasonable efforts at the Company’s expense, to obtain reliable assurance that confidential treatment will be accorded the confidential information.

(c) Executive shall, upon expiration or termination of the Term, or earlier at the request of the Company, turn over to the Company or destroy all documents, papers, computer disks or other material in Executive’s possession or under Executive’s control which may contain or be derived from confidential information. To the extent that any confidential information is on Executive’s hard drive or other storage media, he shall, upon the request of the Company, cause either such information to be erased from his computer disks and all other storage media or otherwise take reasonable steps to maintain the confidential nature of the material.

(d) Executive further realizes that any trading in Company’s common stock or other securities or aiding or assisting others in trading in Company’s common stock or other securities, including disclosing any non-public information concerning Company or its affiliates to a person who uses such information in trading in the Company’s common stock or other securities, may constitute a violation of federal and state securities laws. Executive will not engage in any transactions involving the Company’s common stock or other securities while in the possession of material non-public information in a manner that would constitute a violation of federal and state securities laws.

(e) For the purposes of Sections 6, 7 and 8 of this Agreement, the term “Company” shall include the Company, and any subsidiaries and affiliates.

7. Covenant Not To Solicit or Compete.

(a) During the period from the date of this Agreement until one year following the date on which Executive’s employment is terminated, Executive will not, directly or indirectly:

(i) persuade or attempt to persuade any person which is or was a customer, client or supplier of the Company to cease doing business with the Company, or to reduce the amount of business it does with the Company (the terms “customer” and “client” as used in this Section 7 to include any potential customer or client to whom the Company submitted bids or proposals, or with whom the Company conducted negotiations, during the term of Executive’s employment or consulting relationship hereunder or during the twelve (12) months preceding the termination of his employment or consulting relationship, as the case may be);

(ii) solicit for himself or any other person other than the Company the business of any person which is a customer or client of the Company, or was a customer or client of the Company within one (1) year prior to the termination of his employment or consulting relationship;

(iii) persuade or attempt to persuade any employee of the Company, or any individual who was an employee of the Company during the one (1) year period prior to the lawful and proper termination of this Agreement, to leave the Company’s employ, or to become employed by any person in any business in the PRC or HK whether as an officer, director, consultant, partner, guarantor, principal, agent, employee, advisor or in any manner, which directly competes with the business of the Company as it is engaged in at the time of the termination of this Agreement, unless, at the time of such termination or thereafter during the period that the Executive is bound by the provisions of this Section 7, the Company ceases to be engaged in such activity, provided, however, that nothing in this Section 7 shall be construed to prohibit the Executive from owning an interest of not more than five (5%) percent of any public company engaged in such activities.

(b) Executive will not, during or after the Probation Term or the Term, make any disparaging statements concerning the Company, its business, officers, directors and employees that could injure, impair, damage or otherwise affect the relationship between the Company, on the one hand, and any of the Company’s employees, suppliers, customers, clients or any other person with which the Company has or may conduct business or otherwise have a business relationship of any kind and description; provided, however, that this sentence shall not be construed to prohibit either from giving factual information required to be given pursuant to legal process, subject to the provisions of Section 6(b) of this Agreement. The Company will not make any disparaging statements concerning Executive. This Section 7(b) shall not be construed to prohibit the either party from giving factual information concerning the other party in response to inquiries that such party believes are bona fide.

(c) The Executive acknowledges that the restrictive covenants (the “Restrictive Covenants”) contained in Sections 6 and 7 of this Agreement are a condition of his employment and are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall remain in full force and effect, without regard to the invalid portion. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

(d) Nothing in this Section 7 shall be construed to prohibit Executive from owning a passive, non-management interest of less than 5% in any public company that is engaged in activities prohibited by this Section 7.

8. Injunctive Relief. Executive agrees that his violation or threatened violation of any of the provisions of Sections 6 or 7 of this Agreement shall cause immediate and irreparable harm to the Company. In the event of any breach or threatened breach of any of said provisions, Executive consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting Executive from any violation or threatened violation of such provisions and compelling Executive to comply with such provisions. This Section 8 shall not affect or limit, and the injunctive relief provided in this Section 8 shall be in addition to, any other remedies available to the Company at law or in equity or in arbitration for any such violation by Executive. The provisions of Sections 6, 7 and 8 of this Agreement shall survive any termination of this Agreement and Executive’s employment and consulting relationship pursuant to this Agreement.

9. Indemnification. The Company shall provide Executive with indemnification to the maximum extent permitted by the Company’s certificate of incorporation, by-laws and applicable law.

10. Representations by the Executive. Executive represents, warrants, covenants and agrees that he has a right to enter into this Agreement, that he is not a party to any agreement or understanding, oral or written, which would prohibit performance of his obligations under this Agreement, and that he will not use in the performance of his obligations hereunder any proprietary information of any other party which he is legally prohibited from using.

11. Miscellaneous.

(a) Any notice, consent or communication required under the provisions of this Agreement shall be given in writing and sent or delivered by hand, overnight courier or messenger service, against a signed receipt or acknowledgment of receipt, or by registered or certified mail, return receipt requested, or telecopier or similar means of communication if receipt is acknowledged or if transmission is confirmed by mail as provided in this Section 11(b), to the parties at their respective addresses set forth at the beginning of this Agreement, with notice to the Company being sent to the attention of the individual who executed this Agreement on its behalf. Any party may, by like notice, change the person, address or telecopier number to which notice is to be sent.

(b) Any dispute or difference arising out of or in connection with this Agreement must be referred to and determined by arbitration by one arbitrator at the Hong Kong International Arbitration Centre.

(c) If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and any court or arbitrator having jurisdiction may reduce the scope of any provision of this Agreement, including the geographic and temporal restrictions set forth in Section 7 of this Agreement, so that it complies with applicable law.

(d) This Agreement constitutes the entire agreement of the Company and Executive as to the subject matter hereof, superseding all prior or contemporaneous written or oral understandings or agreements, including any and all previous employment agreements or understandings, all of which are hereby terminated, with respect to the subject matter covered in this Agreement. This Agreement may not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is intended to be a modification, amendment or waiver and is signed by both parties in the case of a modification or amendment or by the party granting the waiver. No course of conduct or dealing between the parties and no custom or trade usage shall be relied upon to vary the terms of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e) No party shall have the right to assign or transfer any of its or his rights hereunder except that the Company’s rights and obligations may be assigned in connection with a merger of consolidation of the Company or a sale by the Company of all or substantially all of its business and assets.

(f) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and permitted assigns.

(g) The headings in this Agreement are for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.

(h) This Agreement may be executed in counterparts, each of which when so executed and delivered will be an original document, but both of which counterparts will together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CHINA DISPLAY TECHNOLOGIES, INC.

By:	/s/ Lawrence Kwok-Yan Chan
Lawrence Kwok-Yan Chan, Chief Executive Officer

/s/ Yip Kam Ming
Yip Kam Ming